THE TAIWAN FUND, INC. REVIEW
July 2008

HSBC Global Asset Management (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei 106, Taiwan	Tel: +886-2-2325-7888 Fax: +886-2-2326-8298
Portfolio Review

Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) dropped by 7.49% in U.S. dollar terms in July. Proprietary traders and local institutions net bought, NT$8.8 billion and NT$6.4 billion, respectively, while foreign investors net sold NT$109.6 billion. The food and the rubber sectors outperformed, increasing 5.67% and 3.03% month-over-month (“MoM”) in NT dollar terms, respectively. On the other hand, the construction and plastic sectors underperformed and declined 13.06% and 12.80% MoM in NT dollar terms, respectively. On the economic front, Taiwan’s Consumer Price Index (“CPI”) in July was up to 5.92% year-over-year (“YoY”). The seasonally adjusted unemployment rate was 3.88% in June. According to Customs’ records, Taiwan’s exports in June rose by 21.3% YoY to US$24.4 billion; export orders in June were up by 9.27% YoY.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) outperformed its benchmark by 2.41% in June. An overweight position in the retail sector and an underweight position in the foundry sector contributed positively to the Fund’s performance, while an overweight position in the TFT-LCD sector and underweight position in the steel construction sector negatively contributed to the Fund’s performance.
Investment Strategy:
In July, the TAIEX hit a 52-week low at 6708.46 and bounced back to 7024.06 at the close of the month end, which was a decline of 499.48 points or down 6.6% MoM. Signals of a weak US economy and a slowdown of China’s growth both had an unfavorable impact on the market. Possible Small and Medium Enterprise (“SME”) defaults raised concerns about banks’ write-offs, as some financial institutions have material exposure to Fannie Mae and Freddie Mac related products. Although the government has begun accelerating economic reforms and corporations have launched more aggressive share buy-back programs, investors remain cautious. A short-term technical rally is expected if corporate earnings are better than street estimates or if a sharp fall in oil prices occurs, but a pessimistic mid-term outlook on the global economy could negatively affect the markets. In terms of sector allocation, the Fund has a slightly overweight position in technology and an underweight position in cyclical. The Fund holds a neutral position in the financial sector.

Total Fund Sector Allocation

As of 07/31/08	% of	% of
	Total Fund	TAIEX
Electronic Components	5.9	3.6
Electronics	4.8	1.5
IC Design	7.3	3.4
Memory IC	1.1	1.7
PC & Peripherals	10.4	16.2
Semiconductor Manufacturing	9.1	11.6
Telecommunication	7.4	10.4
TFT-LCD	5.4	5.0
Cement	1.1	1.7
Foods	3.2	1.3
Plastics	0.9	6.6
Textiles	4.5	1.8
Electric & Machinery	0.8	0.9
Elec. Appliance & Cable	—	0.4
Chemicals	1.0	1.5
Glass & Ceramics	2.0	0.4
Paper & Pulp	1.2	0.3
Steel & Iron	2.5	4.3
Rubber	—	0.9
Automobile	3.7	0.8
Construction & Real Estate	0.7	1.7
Transportation	—	2.6
Tourism	—	0.4
Finance	12.2	15.3
Wholesale & Retail	3.3	1.0
Others	0.6	4.4
Athletic Footwear	2.5	—
Petroleum Services	1.8	—
Biotech	—	0.3
Total	93.4	100.0
Cash	6.6

Technology	51.4	53.4
Non-Technology	29.8	31.3
Financial
	12.2	15.3
Top 10 Holdings of Total Fund Portfolio

As of 07/31/08
% of Total Portfolio
Taiwan Semiconductor Manufacturing Co., Ltd.	6.29

Chunghwa Telecom Co., Ltd.	6.23

Hon Hai Precision Industry Co., Ltd.	4.28

MediaTek, Inc.	2.88

Au Optronics Corp.	2.61

Ruentex Industries, Ltd.	2.56

President Chain Store Corp.	2.53

China Steel Corp.	2.52

Synnex Technology International Corp.	2.49

Pou Chen Corp.	2.47

Total	34.86

Total Net Assets: US$298.65 Million	NAV: US$16.08 Price: US$15.14 Discount: -5.85%
No. of Shares: 18.57 Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index(d)
One Month	-5.08%	-7.49%	-4.70%
Fiscal Year to Date (c)	-19.17%	-15.75%	-12.64%
One Year	-23.21%	-18.99%	-15.23%
Three Years	6.48%	5.01%	9.44%
Five years	9.97%	8.21%	12.31%
Ten Years	1.72%	0.29%	N/A
Since Inception	9.64%	10.01%	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.

Premium/Discount of TWN

Market Data

	As of 06/30/08	As of 07/31/08
TAIEX	7523.54	7024.06
% change in NTD terms	-12.71	-6.64
% change in USD terms	-12.54	-7.49
NTD Daily avg. trading volume (In Billions)	91.36	92.97
USD Daily avg. trading volume (In Billions)	3.01	3.04
NTD Market Capitalization (In Billions)	19326.80	18051.20
USD Market Capitalization (In Billions)	636.73	589.31
FX Rate: (NT$/US$)	30.3530	30.6310

Disclaimer:
This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.

The daily NAV of the Fund is available from Lipper and CDA Wiesenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang

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